DIREXION FUNDS

Direxion Monthly 7-10 Year Treasury Bull 2X Fund (DXKLX)
Direxion Monthly 7-10 Year Treasury Bear 2X Fund (DXKSX)

Supplement dated March 1, 2016 to the Summary Prospectuses,
Prospectus and Statement of Additional Information (“SAI”) dated December 29, 2015

Effective on or after May 2, 2016, the benchmark index for the Direxion Monthly 7-10 Year Treasury Bull 2X Fund (the “Bull Fund”) and Direxion Monthly 7-10 Year Treasury Bear 2X Fund (the “Bear Fund”) (each a “Fund” and collectively the “Funds”) will change as presented in the table below.  All references to the Current Index in each Fund’s Summary Prospectus, Prospectus and SAI will be replaced with references to the corresponding New Index:
Fund
Current Index
New Index
Direxion Monthly 7-10 Year Treasury Bull 2X Fund
NYSE 7-10 Year Treasury Bond Index
ICE U.S. Treasury 7-10 Year Bond Index
Direxion Monthly 7-10 Year Treasury Bear 2X Fund
NYSE 7-10 Year Treasury Bond Index
ICE U.S. Treasury 7-10 Year Bond Index

Index Description

The description of the Current Index in each Fund’s Summary Prospectus, Prospectus and SAI will be replaced with the following description of the corresponding New Index:

       ICE U.S. Treasury 7-10 Year Bond Index

The Index is a market value weighted index that includes publicly issued U.S. Treasury securities that have a remaining maturity of greater than seven years and less than or equal to ten years.  Eligible securities must be fixed rate, denominated in U.S. dollars, and have $300 million or more of outstanding face value, excluding amounts held by the Federal Reserve.  Securities excluded from the Index are zero-coupon STRIPS, inflation linked securities, floating rate notes, cash management and Treasury bills, and any government agency debt issued with or without a government guarantee. The Index is not adjusted for securities that may become eligible or ineligible for inclusion in the Index intra-month.  The composition of the Index is rebalanced on the last business day of each month.  The Index was comprised of 17 constituents as of February 29, 2016.

In the summary section of each Fund’s Prospectus, on page 68 and 75 for the Bull Fund and Bear Fund, respectively, the paragraph immediately following the table under “Principal Investment Risks - Effects of Compounding and Market Volatility Risk” is replaced with the following:

       ICE U.S. Treasury 7-10 Year Bond Index

Annualized volatility for the Index for the period from December 31, 2015 (the inception date of the Index) to February 16, 2016 was 5.52%. The Index’s annualized performance for the period from December 31, 2015 to February 16, 2016 was 4.49%. Historical Index volatility and performance are not indications of what the Index volatility and performance will be in the future. The volatility of ETFs or instruments that reflect the value of the Index, such as swaps, may differ from the volatility of the Index.

In the statutory section on page 84 of the Funds’ Prospectus titled “Additional Information Regarding Investment Techniques and Policies,” Table 2 – Historic Volatility of each Fund’s Benchmark Index is revised as follows to include each New Index for the five-year period ended December 31, 2015:

Index
5-Year Historical Volatility Rate
ICE U.S. Treasury 7-10 Year Bond Index
(Inception Date: December 31, 2015)
N/A

Finally, in the statutory section on page 106 of the Funds’ Prospectus titled “Index Licensors” the following is included regarding each New Index.

Interactive Data Corporation.  The ICE U.S. Treasury 7-10 Year Bond Index (the “ICE Index”) is sponsored by Interactive Data Corporation or its affiliates (“IDC”), which is independent of the Direxion Monthly 7-10 Year Treasury Bull 2X Fund, Direxion Monthly 7-10 Year Treasury Bear 2X Fund and Rafferty.  IDC determines the composition and relative weightings of the securities in the ICE Index and publishes information regarding the market value of the ICE Index.

For more information, please contact the Fund at (800) 851-0511.

* * * * *

Please retain a copy of this Supplement with your Summary Prospectus, Prospectus and SAI.